Exhibit 99.1

EUSA Pharma Inc.

Audited Consolidated Financial Statements

As of December 31, 2011 and 2010 and for each of the three years ended December 31, 2011

EUSA Pharma Inc.

Index

Page(s)
Report of Independent Auditors	1
Financial Statements
Consolidated Balance Sheets, December 31, 2011 and 2010	2
Consolidated Statements of Operations, Years ended December 31, 2011, 2010 and 2009	3
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Equity, Years ended December 31, 2011, 2010 and 2009	4
Consolidated Statements of Cash Flows, Years ended December 31, 2011, 2010 and 2009	5
Notes to the Consolidated Financial Statements	6 - 22

Report of Independent Auditors

To the Board of Directors of EUSA Pharma Inc.:

In our opinion, the accompanying consolidated balance sheets and the consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity and cash flows present fairly, in all material respects, the financial position of EUSA Pharma Inc. and its subsidiaries (the “Group”) at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 2, 2012

EUSA Pharma Inc.

Consolidated Balance Sheets

December 31, 2011 and 2010

	Note	2011	2010
Assets
Current assets
Cash and cash equivalents		$13,090,586	$18,195,769
Trade receivables, net	3	24,505,597	13,315,869
Inventories, net	4	16,109,450	17,636,551
Other current assets	5	5,570,551	4,409,767
Deferred income tax	14	2,387,072	—

Total current assets		61,663,256	53,557,956

Investments		6,634	14,307
Property and equipment, net	6	456,568	680,126
Goodwill	7	72,900,337	74,083,617
Intangible assets, net	8	90,485,795	102,450,205
Other assets		416,618	321,898

Total other assets		164,265,952	177,550,153

Total assets		$225,929,208	$231,108,109

Liabilities and stockholders’ equity
Current liabilities
Trade accounts payable		$3,112,262	$5,301,922
Other current liabilities	9	19,531,068	14,894,907
Deferred revenue	11	336,904	380,020
Current debt	10	12,341,536	—

Total current liabilities		35,321,770	20,576,849
Long-term debt	10	54,361,453	38,654,469
Warrant liability	11	2,496,392	2,322,872
Deferred revenue	11	1,050,484	1,415,138
Deferred income tax	14	19,868,716	23,084,905

Total liabilities		113,098,815	86,054,233

Convertible preferred stock
Series A convertible preferred stock ($0.001 par value; 2,500,000; and 2,500,000 shares issued and outstanding)	12	2,500,000	2,500,000
Series B convertible preferred stock ($0.001 par value; 98,550,000 shares authorized; and 97,800,000 shares issued and outstanding)	12	195,600,000	195,600,000
Series C convertible preferred stock ($0.001 par value; 52,341,179 shares authorized; and 28,775,741 shares issued and outstanding)	12	67,622,991	67,622,991

Total convertible preferred stock		265,722,991	265,722,991

Stockholders’ deficit
Common stock ($0.001 par value; 178,955,456 shares authorized; and 8,976,690 shares issued and outstanding)	12	8,977	8,734
Additional paid-in capital		2,487,149	1,640,628
Accumulated deficit		(148,896,822)	(118,832,098)
Unrealized loss on investment		(30,067)	(22,394)
Foreign currency translation reserve		(6,461,835)	(3,463,985)

Total stockholders’ deficit		(152,892,598)	(120,669,115)

Total liabilities, convertible preferred stock and stockholders’ deficit		$225,929,208	$231,108,109

The accompanying notes are an integral part of these consolidated financial statements.

EUSA Pharma Inc.

Consolidated Statements of Operations

Years ended December 31, 2011, 2010 and 2009

	Note	2011	2010	2009
Revenue
Sales		$95,206,479	$88,798,819	$75,331,530

Costs and expenses
Cost of sales		40,716,010	35,734,273	35,868,741
Research and development		32,779,462	11,887,378	14,755,167
Selling, general and administrative		33,837,032	38,527,081	41,941,274
Depreciation and amortization		11,374,018	10,646,585	10,835,224
Gain on sale of assets		(1,577)	—	(300,642)

Total operating costs and expenses		118,704,945	96,795,317	103,099,764

Loss from operations		(23,498,466)	(7,996,498)	(27,768,234)
Interest income		33,357	71,405	141,503
Interest expense		(11,455,241)	(7,033,620)	(2,500,606)
Gain on settlement of product license liability	11	—	—	3,026,808
(Increase)/decrease in value of warrant liability	11	(173,520)	131,330	(472,500)

Loss before income taxes		(35,093,870)	(14,827,383)	(27,573,029)
Income tax benefit	14	5,029,146	2,435,591	3,684,522

Net loss		$(30,064,724)	$(12,391,792)	$(23,888,507)

The accompanying notes are an integral part of these consolidated financial statements.

EUSA Pharma Inc.

Consolidated Statement of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Equity

Years ended December 31, 2011, 2010 and 2009

	Convertible preferred stock		Comprehensive Income (loss)	Common stock		Additional paid-in capital	Accumulated Deficit	Foreign currency reserve	Accumulated Other Comprehensive Income	Total shareholders Deficit	Total convertible preferred stock and stockholders’ Equity
	Shares	Amount		Shares	Amount
At December 31, 2008	129,000,741	$265,572,991		9,378,500	$9,378	$374,950	$(82,551,799)	$4,603,727	—	$(77,563,744)	$188,009,247
Net loss	—	—	(23,888,507)	—	—	—	(23,888,507)	—	—	(23,888,507)	(23,888,507)
Foreign currency translation adjustment	—	—	2,116,708	—	—	—	—	2,116,708	—	2,116,708	2,116,708
Unrealized loss on investment	—	—	(22,210)	—	—	—	—	—	(22,210)	(22,210)	(22,210)

Comprehensive loss			$(21,794,009)

Share option charge	—	—		—	—	258,200	—	—	—	258,200	258,200
Issue of stock
Unvested Options	—	—		(577,448)	(577)	127,407	—	—	—	126,830	126,830
Buy back of options	—	—		(375,000)	(375)	(73,743)	—	—	—	(74,118)	(74,118)
Exercise of options	—	—		4,000	4	3,996	—	—	—	4,000	4,000

At December 31, 2009	129,000,741	$265,572,991		8,430,052	$8,430	$690,810	$(106,440,306)	$6,720,435	$(22,210)	$(99,042,841)	$166,530,150
Net loss	—	—	(12,391,792)	—	—	—	(12,391,792)	—	—	(12,391,792)	(12,391,792)
Foreign currency translation adjustment	—	—	(10,184,420)	—	—	—	—	(10,184,420)	—	(10,184,420)	(10,184,420)
Unrealized loss on investment	—	—	(184)	—	—	—	—	—	(184)	(184)	(184)

Comprehensive loss			$(22,576,396)

Share option charge	—	—		—	—	816,923	—	—	—	816,923	816,923
Beneficial conversion factor on Loan Notes	—	—		—	—	32,666	—	—	—	32,666	32,666
Issue of stock
Series B preferred	75,000	150,000		—	—	—	—	—	—	—	150,000
Unvested Options	—	—		305,753	306	106,085	—	—	—	106,391	106,391
Buy back of options	—	—		(18,750)	(19)	(15,919)	—	—	—	(15,938)	(15,938)
Exercise of options	—	—		16,800	17	10,063	—	—	—	10,080	10,080

At December 31, 2010	129,075,741	$265,722,991		8,733,855	$8,734	$1,640,628	$(118,832,098)	$(3,463,985)	$(22,394)	$(120,669,115)	$145,053,876
Net loss	—	—	(30,064,724)	—	—	—	(30,064,724)	—	—	(30,064,724)	(30,064,724)
Foreign currency translation adjustment	—	—	(2,997,850)	—	—	—	—	(2,997,850)	—	(2,997,850)	(2,997,850)
Unrealized loss on investment	—	—	(7,673)	—	—	—	—	—	(7,673)	(7,673)	(7,673)

Comprehensive loss			(33,070,247)

Share option charge	—	—		—	—	809,893	—	—	—	809,893	809,893
Beneficial conversion factor on Loan Notes	—	—		—	—	(32,666)	—	—	—	(32,666)	(32,666)
Issue of stock
Unvested options	—	—		242,835	243	69,294	—	—	—	69,537	69,537

At December 31, 2011	129,075,741	$265,722,991		8,976,690	$8,977	$2,487,149	$(148,896,822)	$(6,461,835)	$(30,067)	$(152,892,598)	$112,830,393

The accompanying notes are an integral part of these consolidated financial statements.

EUSA Pharma Inc.

Consolidated Statements of Cash Flows

Years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Cash flow from operating activities
Net loss	$(30,064,724)	$(12,391,792)	$(23,888,507)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,843,941	9,584,734	11,053,276
Change in value of warrant liability	173,520	(131,330)	472,500
Stock based compensation	809,893	816,923	258,200
Gain from sales of intellectual property	—	—	(300,642)
Gain on settlement of product license liability	—	—	(3,026,808)
Non-cash interest expense	5,750,279	3,589,631	384,188
Non-cash deferred revenue	(373,355)	(6,400,350)	(406,561)
Non-cash deferred tax	(5,075,405)	(6,962,143)	(1,959,106)
Working capital changes that (used)/provided cash
(Increase)/decrease in accounts receivable	(11,018,117)	1,072,540	(575,699)
Decrease/(increase) in inventories	1,708,008	(898,748)	759,993
(Increase)/decrease in other assets	(1,193,431)	1,975,991	1,438,729
(Decrease)/increase in accounts payable	(2,277,887)	1,381,828	(2,440,022)
Increase/(decrease) in other current liabilities	4,531,956	(3,167,123)	(5,676,814)
(Decrease) in other long term liabilities	—	—	(5,165,217)

Net cash used in operating activities	(23,185,322)	(11,529,839)	(29,072,490)

Cash flows from investing activities
Purchases of property and equipment	(40,220)	(33,893)	(205,867)
Sales of intellectual property	—	—	300,642

Net cash provided by (used in) investing activities	(40,220)	(33,893)	94,775

Cash flows from financing activities
Proceeds from issue of Series B convertible preferred shares	—	150,000	—
Proceeds from issue of common stock, including exercise of options	—	10,080	4,000
Repurchase of common stock	—	(15,938)	(74,118)
Payment of loan capital	(25,000,000)	(25,555,555)	(4,444,444)
Proceeds from long-term borrowings	47,265,575	36,542,638	—

Net cash provided by (used in) financing activities	22,265,575	11,131,225	(4,514,562)

Effect of exchange rate changes on cash and cash equivalents	(4,145,216)	4,196,074	(3,148,773)
Net cash (decrease)/increase in cash and cash equivalents	(5,105,183)	3,763,567	(36,641,050)
Cash and cash equivalents at start of year	18,195,769	14,432,202	51,073,252

Cash and cash equivalents at end of year	$13,090,586	$18,195,769	$14,432,202

Supplemental disclosures of cash flow information
Net cash receipts of interest	32,318	71,405	141,503
Net cash paid for interest	5,086,994	3,443,989	2,500,606
Net cash (payments)/receipts of income taxes	(533,602)	2,885,532	642,377

The accompanying notes are an integral part of these consolidated financial statements.

EUSA Pharma Inc.

Notes to the consolidated financial statements

December 31, 2011, 2010 and 2009

1.	Nature of Business and Basis of Preparation

Nature of Business

EUSA Pharma Inc. (the “Company”) was incorporated on February 6, 2006 to head a group that sells and markets pharmaceutical products and devices in both the United States and Europe. The Company and its wholly owned subsidiaries (together the “Group”) also has a network of distributors across the rest of the world. It is a rapidly growing transatlantic specialty pharmaceutical company focused on in-licensing, developing and marketing late-stage oncology, oncology supportive care and critical care products. The Group currently has ten specialist hospital products which are sold in over 80 countries globally, including a biologic product for Acute Lymphoblastic Leukemia (Erwinase) that was approved by the U.S. FDA on November 18, 2011, and several products which it has rights to in late-stage development.

Basis of Preparation

The consolidated financial statements include the accounts of the Group from the dates of acquisition. All significant intercompany transactions and balances have been eliminated in consolidation. Since its incorporation, the Group has completed the acquisitions of Talisker Pharmaceuticals Limited (on July 7, 2006), OPi SA (on March 15, 2007), certain assets and rights from Innocoll Holdings Inc (on August 17, 2007) and Cytogen Corporation (on May 8, 2008). These acquisitions have been accounted for as business combinations.

The accompanying consolidated financial statements have been prepared on the basis that the Group will continue as a going concern and contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Group has a limited operating history and an accumulated deficit of $148,896,822 at December 31, 2011. The Group held cash of $13,090,586 at December 31, 2011 and while working capital has decreased from $33 million at December 31, 2010 to $26 million at December 31, 2011, this is mainly due to the group refinancing and increasing its long-term debt on April 26, 2011 (note 10). On November 18, 2011, the U.S. FDA approved the Group’s biologic product for Acute Lymphoblastic Leukemia (ALL), Erwinaze, which was made immediately available to patients throughout the U.S. and since its approval has led to significantly increased sales which management forecast to continue. Although there can be no assurances, management has prepared cash flows based on current forecast sales, expenses and other significant cash flows that give it reasonable cause to believe that the Group has sufficient cash resources to meet its debts as they fall due for at least a year.

2.	Summary of Significant Accounting Policies

The Group uses the following significant accounting policies in the preparation of its consolidated financial statements:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

Concentration of Credit Risk

The Group’s sales are made to a combination of public and private hospitals and, in certain markets, wholesalers and distributors. No collateral is required for the sales, but the financial strength of these customers is assessed on a periodic basis and allowances for any anticipated losses are established.

Foreign Currency

For foreign operating entities with currencies other than the US Dollar, the local currency is the functional currency. Assets and liabilities are translated at exchange rates in effect at the end of the period and income and expense transactions at average monthly exchange rates in effect during the period. Resulting translation adjustments are reported as a separate component of the foreign currency reserve included in stockholders’ deficit. Gains and losses from foreign currency transactions are included in the consolidated statement of operations. The amounts included for the years ended December 31, 2011, 2010 and 2009 were a gain of $2,319,518, a loss of $355,317 and a gain of $1,503,559, respectively, which have been included in selling, general and administrative in the Statement of Operations.

Generally accepted accounting principles require that the effect of exchange rate changes on cash held in foreign currencies be reported as a separate item in the reconciliation of beginning and ending cash and cash equivalents. All other foreign currency cash flows are reported in the applicable line of the consolidated statements of cash flows using an approximation of the exchange rate at the time of the cash flows.

Cash and Cash Equivalents

Cash and cash equivalents relate solely to demand deposits held at banks and other financial institutions that have an original maturity of three months or less.

Accounts Receivable

The Group generally does not require collateral for its accounts receivable. The Group performs ongoing credit evaluations of its customers’ financial conditions and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Included in the accounts receivable allowance are reserves for doubtful accounts and reserves for returns and allowances, where applicable.

Inventory

Inventory is stated at the lower of cost or market value, with cost determined using the first-in, first-out (“FIFO”) cost method, and includes the costs of raw material. Allowances are established to reduce the cost of excess and obsolete or damaged inventories to their estimated net realizable value. In addition, the Group purchases its inventory from contract manufacturers. The Group attempts to mitigate the risk of supply interruption by maintaining adequate safety stocks of raw materials, where they are held by the Group, and by scheduling production runs to create safety stock of finished goods.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Leasehold improvements	term of lease, or useful life if shorter
Machinery & equipment	3-10 years
Fixtures & fittings	3-10 years
IT equipment (including software)	3-5 years

Fair Value of Financial Instruments

The carrying value of the Group’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, long-term debt and warrants approximate their respective fair values at December 31, 2011 and 2010. Management believes the fair value of the long-term debt approximates the carrying value. The warrants, issued in conjunction with our term loans (note 11), have been valued at fair value at the date granted using the Black-Scholes option-pricing model and, thereafter, remeasured to fair value at each period end.

Goodwill, Intangible Assets and Acquired In-process Research and Development

Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill is not amortized; rather, it is subject to periodic, at least annual, assessments for impairment by comparing the estimated fair value to its carrying value. Our annual impairment test is performed as of December 31. The Group has concluded that none of the goodwill recognized is impaired as of December 31, 2011.

Acquired assets are fair valued and, where possible, separately identified. Acquired intangible assets have been valued with the help of independent valuation experts based on discounted cash flows. Where the assets are classified as intangible assets, they are then held on the balance sheet and amortized over the remaining estimated useful life, which ranges between 7 and 20 years. These amortizable intangible assets are assessed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. We have not identified any events or changes in circumstances which would indicate the carrying amount of the assets recorded as of December 31, 2011 may not be recoverable and therefore concluded that no further impairment assessment was necessary for the year then ended.

Where the acquisition agreements also include further payments that are based on future uncertain events, such as regulatory rulings or achievement of sales targets, these are not recognized until the time at which they become certain (generally the occurrence of the event). At this time the payments are capitalized and amortized (to the extent that they do not comprise goodwill) over the remaining useful life of the related asset. Where the valuation classifies the acquired assets as in-process research and development (IPR&D), this relates to research and development projects that have not been completed at the date of acquisition and have no future alternative use. The fair value assigned to these assets was immediately expensed at the acquisition date. Any in-process research and development purchased after January 1, 2009 will be fair valued and held on the balance sheet and subject to annual impairment testing.

The estimated amortization of the currently held intangible assets for each of the next five years is as follows:

Year ending:	$
December, 31 2012	10,336,430
December, 31 2013	10,406,539
December, 31 2014	10,294,665
December, 31 2015	10,606,163
December, 31 2016	10,814,066

Revenue Recognition

The Group’s primary line of business is the sales and marketing of pharmaceutical products and devices. Revenue for the supply of goods and services to external customers represents the net invoice value, after the deduction of standard discounts given at the point of sale less accruals for estimated future rebates and returns. Revenue is recorded net of Value Added Tax and other sales taxes.

Revenue for the supply of goods to external customers is recognized upon the transfer of ownership and risk of loss for the product to the customer; generally this is on delivery of the product to the customer. However, other factors are considered including persuasive evidence of a sales arrangement existing, the revenue being fixed or determinable, and collectability being reasonably assured, which are also required for the revenue to be recognized.

Revenue from non-refundable upfront license fees are deferred and recognized as revenue over the period of continuing involvement.

Revenue received in respect of milestones in relation to product divestments is recognized when the milestone is achieved, assuming that there is no right of return to the other party or obligations on the Company which would result in the revenue being deferred until the obligations are met.

Milestone payments from collaborative agreements are recognized as revenue upon the achievement of mutually agreed milestones, provided that (i) the milestone event is substantive and its achievement is not reasonably assured at the inception of the agreement, (ii) the event can only be achieved based in whole or in part on either (a) the Group’s performance or (b) a specific outcome resulting from the Group’s performance and (iii) there is no continuing performance obligations associated with the milestone payment. Revenue for other services is recognized as the services are performed.

Research and Development

The Group expenses research and development costs as incurred.

The Group expenses milestone payments in relation to research and development products that are early in the development process, where there is an inherent uncertainty as to the success of the development and there is not likely to be any alternative use for the product. The amount included for 2011 is $19,283,383 in relation to one product. In addition there is a future potential milestone of €3.5 million ($4.8 million) due upon first regulatory approval of this product in any of certain specified countries.

The Group may receive certain grants in respect of its research and development expenditure. Where these grants are based on direct research & development expenditure they are released to the statement of operations in line with the related expenditure. Where these grants may have to be repaid based on the outcome (usually success of a project) then they are held on the balance sheet and only released to the statement of operations when it is certain that repayment will not be required.

Stock Based Compensation

The Group applies the fair value based method to account for stock based compensation. This requires an expense to be recognized in the statement of operations based on the grant date fair value of the option. The Group determines the fair value of the options using the Black-Scholes method; the calculated expense is charged to the statement of operations over the vesting period of the awards.

Under the rules of the Group’s option scheme, options may be exercised before the rights have fully vested and in these circumstances the shares issued on exercise still have certain rights in respect of the value vesting to the shareholder, identical to the options. The fair value of these is calculated on the same basis as the options using the Black-Scholes method and the accounting for the charge is the same; however, to the extent that the acquired shares have not fully vested in terms of value to the shareholder, they are held as a creditor in the balance sheet, rather than as share capital.

Income Taxes

The Group uses the asset and liability method to account for income taxes. This method generally provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of the assets and liabilities and expected benefits of utilizing net operating loss and tax credit carry forwards. A valuation allowance is recorded for certain temporary differences for which it is more likely than not that they will not generate future tax benefits. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years in which temporary differences are expected to be settled and reflected in the consolidated financial statements.

The Group believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate that any adjustments will result in a material impact on the Group’s financial condition. Therefore, no reserves for uncertain tax positions have been recorded as of December 31, 2011, 2010 and 2009.

Pension Accounting

The only pension schemes operated by the Group are of the defined contribution type. The contributions made to these schemes are charged as an expense when incurred and were $1,019,693 in 2011, $912,943 in 2010 and $982,738 in 2009.

Subsequent Events

The Group has performed an evaluation of subsequent events through April 2, 2012, which is the date the financial statements were available to be issued.

3.	Trade Receivables, net

	2011	2010
Trade receivables	$27,442,387	$14,358,413
Less: allowance for doubtful accounts	(167,083)	(222,765)
Less: allowance for charge backs and returns	(2,769,707)	(819,779)

	$24,505,597	$13,315,869

Trade receivables are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the best estimate of probable credit losses in the existing accounts receivable balance, taking into account historical write-offs and general industry experience.

4.	Inventory

	2011	2010
Work in process	$6,041,474	$5,002,410
Finished goods	12,354,510	13,820,883
Less: reserve for slow moving inventory	(2,286,534)	(1,186,742)

	$16,109,450	$17,636,551

The reserve for slow moving inventory is the best estimate of the write-down to recoverable value, based on the knowledge of management and current sales forecasts.

5.	Other Current Assets

	2011	2010
Prepaid expenses	$1,259,982	$1,102,272
Other tax credits/refunds	493,786	357,562
Other receivables	3,701,099	2,895,820
Samples stock	115,684	54,113

	$5,570,551	$4,409,767

6.	Property and Equipment, net

	2011	2010
Leasehold improvements	$322,873	$392,069
Computers and software	1,294,140	1,201,701
Fixtures and fittings	2,962,483	2,967,919
Less: accumulated depreciation	(4,122,928)	(3,881,563)

Property and equipment, net	$456,568	$680,126

Depreciation expense for the year ended December 31, 2011 was $364,429, for the year ended December 31, 2010 was $478,686 and for the year ended December 31, 2009 was $567,101.

7.	Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
Balance as of January 1	$74,083,617	$78,515,693
Foreign Exchange	(1,183,280)	(4,432,076)

Balance as of December 31	$72,900,337	$74,083,617

8.	Intangible Assets, net

Intellectual property
2010
Gross carrying amount	$158,004,589
Accumulated amortization	(55,554,384)

Net carrying value	$102,450,205

2011
Gross carrying amount	$155,233,424
Accumulated amortization	(64,747,629)

Net carrying value	$90,485,795

Intellectual property includes the rights to sell, distribute and market products and any other costs of a capital nature. They are amortized over their estimated useful economic lives of between 7 and 20 years, using a method of amortization reflecting the pattern in which the asset’s economic benefits are consumed. For those assets which such a pattern cannot be reliably determined, the straight-line amortization method is being used. The amortization expense for intellectual property for the year ended December 31, 2011 was $11,009,588, for the year ended December 31, 2010 was $10,167,899 and for the year ended December 31, 2009 was $10,268,123. During the year ended December 31, 2009 $300,642 was received in relation to the sale of the Rapydan trademark, which had been fully impaired in 2008.

9.	Other Current Liabilities

Accrued expenses and other current liabilities at December 31, 2011 and 2010 consist of the following:

	2011	2010
Accrued compensation and benefits, including taxes	$4,957,473	$4,678,483
Accrued income taxes	405,581	837,720
Accrued interest on debt	1,311,214	—
Other accrued expenses	12,787,758	9,065,261
Other payables	69,042	313,443

	$19,531,068	$14,894,907

10.	Long-term and Current Debt

Long-term debt at December 31, 2011 and 2010 consists of the following:

	2011	2010
Term loan	$50,772,508	$23,924,118
Convertible debt	15,930,481	14,730,351

	$66,702,989	$38,654,469

Term Loan

On December 6, 2007 the Group entered into an agreement with a lending institution for a $30,000,000 long-term loan facility, primarily for working capital purposes. All borrowings under this facility were collateralized by specified assets within the group. The borrowings bore interest at a rate of one-month $ LIBOR plus 5% for the period of the loan. Lender costs of $235,668 and fair value of warrants (the “2007 Warrants”) issued in connection with the loan of $906,000 were deducted from the loan and were charged to the statement of operations over the term of the loan in proportion to the outstanding capital balance.

On January 21, 2010, the Group prepaid the entire balance of the loan in the amount of $24,444,444 by entering into a new term loan with different lending institutions. As a result, the Group recorded a debt extinguishment loss of $770,511 which included a prepayment penalty of $437,080 and unamortized debt issuance costs and discounts of $333,431 as interest expense for the year ended December 31, 2010.

On January 21, 2010, certain subsidiaries within the Group entered into a new loan agreement with a syndicate of lending institutions for an aggregate total of $25,000,000 long-term loan facility, primarily to repay in full the balance of the then outstanding loan. All borrowings under this facility were collateralized by specified assets within the group. The borrowings bore an annual interest rate of 13.5% subject to adjustment upon certain default events, for the period of the loan. Principal repayments commenced in February 2011 and the loan was refinanced on April 26, 2011 (see below). Lender costs of $926,474 and the fair value of warrants (the “2010 Warrants”) issued in connection with the debt of $1,111,702 were deducted from the loan and were charged to the statement of operations over the term of the loan in proportion to the then outstanding loan balance. As a result of the refinancing in April 2011, the Group recorded a debt extinguishment loss of $2,572,112 which included a prepayment penalty of $888,889 and unamortized debt issuance costs and discounts of $1,683,224 as interest expense for the year ended December 31, 2011.

On April 26, 2011, certain subsidiaries within the Group entered into a new loan agreement with a syndicate of lending institutions for an aggregate total of $50,000,000 long-term loan facility, primarily to repay in full the balance of the then outstanding loan and to fund a research milestone payment that was likely to fall later that year. All borrowings under this facility are collateralized by specified assets within the group. The borrowings bear an annual interest rate of higher of LIBOR or 2% plus 13.5%, and an option to capitalize a portion of the interest expense accrued during the first eighteen months of the life of the loan. Lender costs of $2,153,900 were deducted from the loan and have been charged to the statement of operations over the term of the loan in proportion to the outstanding loan balance. On December 26, 2011, the Group modified the terms of the loan to change the principal repayment schedule and financial covenants. Principal repayments will commence in July 2012. At December 31, 2011, the balance of the term loan was $51,850,102 and is repayable as follows:

Year ending:	$
December 31, 2012	11,702,568
December 31, 2013	22,953,148
December 31, 2014	17,194,386

51,850,102

Convertible Promissory Note

On January 21, 2010, the Group obtained a $12,500,000 line of credit from its current investors (“Investors”) pursuant to which it may draw from the credit facility in one or more disbursements in exchange for unsecured, convertible promissory notes. On March 23, 2010 the Group drew down the full amount of the facility and received aggregate gross proceeds of $12,500,000.

The obligations under this note may be prepaid by the Group in whole or in part i) with prior written consent of 67% of outstanding interest in the note or ii) with the approval of the board, up to 75% of net proceeds received by the Group from a specified asset disposals.

The note bears an interest rate of 20% compounded annually starting on January 31, 2010 to when payment is made in full or the note is converted. The note will be due on the earlier of i) January 31, 2013; ii) upon liquidation transactions as defined in the note; iii) when, upon or after an event of default the note is declared due and payable by 67% of the outstanding interest, or made automatically due and payable in accordance with the terms of the note; or (v) upon conversion into shares of the Company’s capital stock. If paid in cash, the maturity amount shall equal to the sum of the principal amount and accrued and unpaid interest. If converted to capital stock, the maturity amount shall equal to three times the sum of the principal amount and accrued and unpaid interest.

The Investors have the right to convert all or a portion of the maturity amount into Series C Convertible Preferred Stock at a price of $2.35 per share subject to adjustment for anti-dilution, at any time prior to the earlier of i) the maturity date; ii) the closing date of a qualified IPO; iii) closing date of a liquidation transaction; iv) closing date of a qualified equity financing; and v) a conversion of any maturity amount in accordance with the other provisions of the note. In the event of certain qualified equity financing, the Investors have the option upon approval of 67% of the outstanding interest to convert their interest into shares of equity securities at the same terms and conditions as the purchasers of such securities in the equity financing transaction. In the event of other equity financing transactions, the Investors may convert their interest into shares of equity securities at the same terms and conditions as the purchasers of such securities in the equity financing transaction. At December 31, 2010 a beneficial conversion feature of $32,700 was recorded as a discount to this debt.

Fees paid to Investors in the amount of $31,000 for legal expenses in connection with the note issuance were also treated as a debt discount and are amortized over the term of the loan using the effective interest method.

On January 7, 2011, the convertible promissory note was amended to cease accruing interest starting December 31, 2010 and resume accruing interest on April 1, 2012. In addition, pursuant to this amendment, the amount payable on maturity amount is the same whether paid in cash or converted. The Group recorded a debt extinguishment loss of $2,252,657 for the year ended December 31, 2011. The Group also recorded imputed interest income of $1,133,138 for the year ended December 31, 2011. On January 21, 2012, the convertible promissory note was amended again to cease accruing interest until March 31, 2013.

11.	Other Long-term Liabilities

Warrant liability

In connection with the issuance of the term loan in December 2007, the Group issued 750,000 of the 2007 Warrants exercisable at $2 per share into convertible preferred stock. These warrants have been fair valued at the date of issue at $906,000 and deducted from the loan. This amount was amortized to the statement of operations over the term of the loan in proportion to the outstanding capital balance until January 21, 2010 when the term loan was repaid in full and the remaining unamortized amount of $250,000 was then charged to interest expense in the accompanying statement of operations. The fair value of the related warrant liability at December 2011 was $1,372,000 compared to $1,275,000 at December 31, 2010 and $1,343,000 at December 31, 2009. The difference in the fair value of $97,000 in the year ended December 31, 2011, and of $68,000 in the year ended December 31, 2010, has been recognized in the statement of operations.

In connection with the issuance of a term loan in January 2010, the Group issued 531,915 of the 2010 Warrants exercisable at $2.35 per share into convertible preferred stock. These warrants have been fair valued at the date of issue at $1,112,000 and deducted from the loan proceed as a discount. This amount was amortized to interest expense over the term of the loan using the effective interest method until April 26, 2011 when the term loan was repaid in full and the remaining unamortized amount of $535,514 was then charged to interest expense in the accompanying statement of operations. The fair value of the related warrant liability at December 2011 was $1,124,000 compared to $1,048,000 at December 2010. The difference in the fair value of $76,000 has been charged to the statement of operations.

Deferred Revenue

Between 2008 and 2011 the group has divested certain non-core assets. Under the terms of the various agreements the group has to fulfill certain on-going commitments and, consequently, the cash received in respect of these divestments has been deferred and is being released over the period of those commitments, which are between 4 and 20 years. During 2011 deferred revenue of $357,629 was released to the income statement. During 2010 deferred revenue of $7,357,750 was released to the income statement; of this amount, $7,132,109 relates to the release of deferred revenue following the termination of a sublicensing agreement for the group’s anti-interleukin-6 antibody development program.

Other Long-term Liabilities

In 2008 other long-term liabilities included an amount payable under the terms of a license agreement related to sales of Caphosol for $8,141,317.  In 2009 the liability was settled for a reduced amount which resulted in a net gain of $3,026,808 being recognized in the Statement of Operations.

12.	Common Stock and Convertible Preferred Stock

The original Certificate of Incorporation authorized 7,500 shares of common stock with a par value of $0.0001.

An Amended and Restated Certificate of Incorporation, dated March 31, 2006 reclassified and subdivided the then issued and outstanding common stock into 1,000 shares of common stock. The Company was authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock” respectively. The total number of shares which the Company was authorized to issue was 78,000,000 shares, 50,000,000 of which were Common Stock, with a par value of $0.001, and 28,000,000 shares of which were Preferred Stock, with a par value of $0.001. 3,000,000 of the authorized shares of Preferred Stock were designated “Series A Convertible Preferred Stock” and 25,000,000 shares of the authorized shares of Preferred Stock were designated “Series B Convertible Preferred Stock”.

A Second Amended and Restated Certificate of Incorporation, dated March 14, 2007 increased the total number of shares that the Company was authorized to issue to 220,300,000, 120,000,000 of which were Common Stock, with a par value of $0.001, and 100,300,000 shares of which were Preferred Stock, with a par value of $0.001. 2,500,000 of the authorized shares of Preferred Stock were designated “Series A Convertible Preferred Stock” and 97,800,000 shares of the authorized shares of Preferred Stock were designated “Series B Convertible Preferred Stock”.

A Third Amended and Restated Certificate of Incorporation, dated May 7, 2008 increased the total number of shares that the Company was authorized to issue to 282,325,359, 152,444,818 of which were Common Stock, with a par value of $0.001, and 129,880,541 shares of which were Preferred Stock, with a par value of $0.001. 2,500,000 of the authorized shares of Preferred Stock were designated “Series A Convertible Preferred Stock”. 98,550,000 shares of the authorized shares of Preferred Stock were designated “Series B Convertible Preferred Stock” and 28,830,541 shares of the authorized shares of Preferred Stock were designated “Series C Convertible Preferred Stock”.

A fourth Amended and Restated Certificate of Incorporation, dated January 20, 2010 increased the total number of shares that the Company was authorized to issue to

329,346,635, 175,955,456 of which were Common Stock, with a par value of $0.001, and 153,391,179 shares of which were Preferred Stock, with a par value of $0.001. 2,500,000 of the authorized shares of Preferred Stock were designated “Series A Convertible Preferred Stock”. 98,550,000 shares of the authorized shares of Preferred Stock were designated “Series B Convertible Preferred Stock” and 52,341,179 shares of the authorized shares of Preferred Stock were designated “Series C Convertible Preferred Stock”.

A fifth Amended and Restated Certificate of Incorporation, dated March 23, 2010 increased the total number of shares that the Company was authorized to issue to 332,346,635, 178,955,456 of which were Common Stock, with a par value of $0.001, and 153,391,179 shares of which were Preferred Stock, with a par value of $0.001. 2,500,000 of the authorized shares of Preferred Stock were designated “Series A Convertible Preferred Stock”. 98,550,000 shares of the authorized shares of Preferred Stock were designated “Series B Convertible Preferred Stock” and 52,341,179 shares of the authorized shares of Preferred Stock were designated “Series C Convertible Preferred Stock”.

Common Stock

On March 11, 2006, 5,000 shares of Common Stock were issued which were subsequently cancelled on March 31, 2006 following the reclassification and subdivision and 5,000,000 shares of Common Stock were issued as a replacement.

On July 7, 2006, the Company issued 125,000 shares of Common Stock as additional compensation for the license granted in respect of Rapydan.

During 2006, a further 1,000,000 shares of Common Stock were issued of which 1,000,000 were following the exercise of share options under the EUSA Pharma Inc. 2006 Stock Option Plan.

During 2007, 3,295,000 shares of Common Stock were issued, of which 615,000 were following the exercise of share options under the EUSA Pharma Inc. 2006 Stock Option Plan. 91,500 shares of Common Stock were repurchased by the Company from employees who left the Company, under the terms of the EUSA Pharma Inc. 2006 Stock Option Plan. The Stock repurchased was immediately cancelled or transferred to another employee.

During 2008, 50,000 shares of Common Stock were issued following the exercise of share options under the EUSA Pharma Inc. 2006 Stock Option Plan. No Common Stock was repurchased during 2008.

During 2009, 4,000 shares of Common Stock were issued following the exercise of share options under the EUSA Pharma Inc. 2006 Stock Option Plan. 375,000 shares of Common Stock were repurchased by the Company from employees who left the Company, under the terms of the EUSA Pharma Inc. 2006 Stock Option Plan. The Stock repurchased was immediately cancelled or transferred to another employee.

During 2010, 125,000 shares of Common Stock were returned and cancelled. 16,800 shares of Common Stock were issued following the exercise of share options under the EUSA Pharma Inc. 2006 Stock Option Plan.

During 2011, no options were exercised to purchase shares of Common Stock under the EUSA Pharma Inc. 2006 Stock Option Plan and no common stock was repurchased.

Preferred Stock

Series A Convertible Preferred Stock (“Series A Preferred”)

1,000,000 Series A Preferred were issued on April 5, 2006 for $1.00 per share and 1,500,000 were issued on July 7, 2006 for $1.00 per share.

Series B Convertible Preferred Shares (“Series B Preferred”)

8,750,000 Series B Preferred were issued on July 7, 2006 at $2.00 per share. On January 1, 2007 a further 135,000 Series B Preferred stock were issued at a value of $2.00 per share. On January 7, 2007, 1,340,000 Series B Preferred were issued following termination of certain of the loan notes issued as partial consideration for the acquisition of Talisker Pharma Limited. On March 15, 2007 87,500,000 Series B Preferred were issued at $2.00 per share. On November 17, 2010 75,000 were issued at $2.00 per share.

Pursuant to a credit facility agreement dated December 6, 2007, warrants of 750,000 Series B Preferred were granted. These warrants have a contractual term of 10 years and are exercisable at a value of $2.00 per share.

Series C Convertible Preferred Shares (“Series C Preferred”)

28,775,741 Series C Preferred were issued on May 8, 2008 at $2.35 per share.

Pursuant to a credit facility agreement dated January 21, 2010, warrants of 531,915 Series C Preferred were granted. These warrants have a contractual term of 10 years and are exercisable at a value of $2.35 per share.

Pursuant to a Convertible Note Purchase Agreement dated January 21, 2010, convertible promissory notes were issued to the value of $12,500,000. The note holders may in the future convert the $12,500,000 plus any interest accrued at the time of conversion, into Series C Preferred (note 10).

The rights, preferences and privileges of the Company’s Series A, Series B and Series C convertible preferred stock are as follows:

Dividends

Holders of Series A Preferred, Series B Preferred and Series C Preferred and Common Stock shall be entitled to receive, but only out of funds that are legally available therefore, cash dividends at the rate of 8% of the applicable original issue price, up until December 31, 2010. So long as shares of Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock until all dividends on the Preferred Stock have been paid or declared or set apart. Dividends are non-cumulative and are payable only when declared by the Company’s Board of Directors. No dividends were declared in 2011 or 2010.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, winding up, asset sale or acquisition of the Company, after payment or provision for payment of debts and liabilities of the Company, and before distribution or payment shall be made to holders of any Common Stock, the holders of preferred stock shall be entitled to be paid, on a pari passu basis, out of the assets of the Company legally available for distribution, or the consideration received in such transaction, (i) an amount equal to the respective original issue price for each share of preferred stock held by them, plus, (ii) an amount equal to 8% per annum on the amount payable under (i), calculated from the date of issuance of the shares until 31 December 2010, plus (iii) all declared and unpaid dividends in such preferred stock (excluding such dividends payable under (ii)). Remaining assets after payment of all liquidation amounts to preferred shareholders will be distributed to the common stock shareholders on an equal basis.

Voting

The holders of each share preferred stock will be entitled to one vote for each of common stock into which the preferred stock would then be converted into at the date of the vote. For as long as Preferred Stock remains outstanding, in addition to any other vote or consent required, the vote or written consent of the holders of at least 67% of the outstanding preferred stock, voting as a separate class, not as a separate series, and on an as converted basis, shall be necessary for effecting or validating any amendment, alteration, or repeal of any provision of the Certificate of Incorporation in any material respect, any increase or decrease in the authorized number of Common Stock or preferred stock or any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to any preferred stock in rights of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such class or series. For as long as any shares of a series of preferred stock remain outstanding, in addition to any other vote or consent required, the vote or written consent of the holders of at least 67% of the outstanding shares of such series of preferred stock, voting as a separate series, shall be necessary for effecting or validating any amendment, alternation, or repeal of the Certificate of Incorporation or Bylaws that, in any manner different than the others series of preferred stock, either adversely affects such series or alters or changes the voting or other powers, preferences, or other special rights of privileges, or restrictions of such series of preferred stock.

Conversion

Each share of preferred stock is convertible, at the option of the holder, into shares of common stock in the ratio determined by dividing the purchase price (the initial purchase price for Series A Preferred was $1.00, for Series B Preferred $2.00 and for Series C Preferred $2.35) by the conversion price (as defined, which is initially $1.00 for Series A Preferred, $2.00 for Series B Preferred and $2.35 for Series C Preferred). The conversion prices are subject to adjustment for subdivisions, combinations, consolidations, equity dividend distributions, reclasses, exchanges, substitution, and certain other matters, as defined.

Each of the preferred stock shall automatically be converted into shares of Common Stock at the conversion price then in effect upon the earlier of (a) the affirmative election of the holders of a majority of the then outstanding shares of the preferred stock (voting as a single class on an as-converted basis), or (b) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock in which (i) the per share price is at least $7.05, (ii) the gross cash proceeds to the Company are at least $50,000,000, and (iii) pursuant to which the Company obtains a listing for its shares on the New York Stock Exchange, the London Stock Exchange, the NASDAQ Global Market or any other exchange approved by at least 67% of the preferred shareholders.

13.	Stock Option Plan

The Group has established a stock option plan (the Plan) for the employees and directors, which awards options over the common stock of EUSA Pharma Inc. The Remuneration Committee of the Board of Directors (the “Board”) approves all grants and the terms of all grants. Options awarded under the Plan generally vest evenly over a period from one year after the grant date to five years after the grant date. However, the majority of options may be exercised at any date after grant and, if so exercised, will convert into common stock that have restrictions that unwind over the same period as the options if they had not been exercised. Other options may vest upon achievement of certain milestones established by the Board or over four years after grant date, whichever comes first. The total number of options authorized for grant is 10,500,000.

The fair value of each option granted is estimated on grant date using the Black-Scholes option-pricing model, with the following weighted average assumptions:

	Year ended December 31,
	2011	2010	2009
Risk free interest rate	1.47%	2.23%	1.92%
Expected term (years)	5.0	4.6	5.0
Expected volatility	73.8%	78.0%	71.8%
Expected dividend yield	—	—	—
Estimated fair value per option granted	$0.61	$0.39	$0.59

As the Company’s stock is not publicly traded or quoted, the expected volatility is based on historical volatilities of peer group public companies, measured over a period equal to the expected term of the award, which the Company believes is a reasonable estimate of future volatility. The expected term used is the date at which the options, or shares issued on exercise, become fully vested. The Company believes that such assumption is a reasonable estimate of the length of time the options are outstanding. The fair value of the stock at the grant date is determined by the Board of Directors. The risk-free rate is based on the US Treasury yield in effect at the grant dates for an instrument with similar maturity. The dividend yield is zero, based on the fact that the Company had not yet paid any cash dividends on its common stock and has no intention to do so. In addition, the Company estimates the expected forfeitures of options over the requisite service period and will adjust the share-based compensation to the extent that the actual forfeitures differ, or are expected to differ from such estimates. For the year ended December 31, 2011, 2010 and 2009 the Company recorded share-based compensation expenses in the amount of $810,000, $817,000 and $258,200 respectively. At December 31, 2011, 2010 and 2009, unrecognizable compensation expense, which includes the impact of estimated forfeitures related to unvested awards granted under the Company’s option plan is approximately $1,486,000, $1,870,000 and $1,709,000, respectively, and remains to be recognized over a weighted average period of 2.76 years, 3.46 years and 3.77 years, respectively.

The following table summarized the aggregate option activity:

	Shares	Weighted average exercise price
Outstanding, December 31, 2008	2,114,500	$0.84
Granted	2,676,800	$0.99
Cancelled	(903,608)	$0.97
Exercised	(4,000)	$1.00

Outstanding, December 31, 2009	3,883,692	$0.91
Granted	5,406,940	$0.62
Cancelled	(947,794)	$0.86
Exercised	(16,800)	$0.60

Outstanding, December 31, 2010	8,326,038	$0.73
Granted	415,160	$1.00
Cancelled	(389,929)	$0.80

Outstanding, December 31, 2011	8,351,269	$0.74

The majority of the options can be immediately exercised, with a maximum period of ten years. However, weighted average remaining period to the full value of vesting of the options, or the shares issued on exercise, was 2.74 years, 3.62 years and 3.74 years at

December 31, 2011, 2010 and 2009, respectively. The aggregate intrinsic value of the outstanding options was $11,105,000, $1,622,000 and $141,000 at December 31, 2011, 2010 and 2009, respectively. Shares exercisable at December 31, 2011 were 7,645,319 with a weighted average exercise price of $0.74 per share, a weighted average remaining contractual life of 7.78 years, and an aggregate intrinsic value of $10,195,000. Shares exercisable at December 31, 2010 were 7,609,996 with a weighted average exercise price of $0.73 per share, a weighted average remaining contractual life of 8.65 years, and an aggregate intrinsic value of $1,507,000. Shares exercisable at December 31, 2009 were 3,883,692 with a weighted average exercise price of $0.91 per share, a weighted average remaining contractual life of 8.74 years and an aggregate intrinsic value of $141,000.

Where shares issued on exercise of options, are forfeited by employees leaving the Company, they are repurchased by the Company at the exercise price for unvested shares and at fair market value for vested shares. All shares repurchased are immediately cancelled. In 2011, the Group did not repurchase any shares from employees. In 2010, the Group repurchased 18,750 unvested shares at a weighted average price of $0.85 per share. In 2009, the Group repurchased 350,000 unvested shares at a weighted average price of $0.84 per share and 25,000 vested shares at $1.00 per share. The repurchased shares were then cancelled. In 2011, 2010 and 2009, 80,364 shares, 69,195 shares and 25,345 shares expired, respectively.

The majority of the unexercised stock options in the table above continue to be immediately exercisable at any time and all have vesting periods of less than 5 years.

The unvested portion of exercised share options at each year-end (the exercise price of which is included in current liabilities) is:

	Unvested	Weighted average fair value at grant date
At December 31, 2009	577,448	$0.22
At December 31, 2010	271,744	$0.21
At December 31, 2011	28,909	$0.48

As detailed in footnote 2, the exercised share options are only shown in the balance sheet as share capital once they have fully vested in terms of value to the shareholder; prior to that they are held as an accrual within current liabilities (2011: $21,231; 2010: $90,768; and 2009: $197,517). The total value of cash received from the exercise of options was $0, $10,080 and $4,000 in the year ended December 31, 2011, 2010 and 2009, respectively.

14.	Income Taxes

The significant components of the income tax benefit from continuing operations for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Current
US	$—	$—	$—
Non-US	(507,278)	(345,380)	810,316

Total	(507,278)	(345,380)	810,316

Deferred
US	—	—	—
Non-US	5,536,424	2,780,971	2,874,208

Total	5,536,424	2,780,971	2,874,206

Total benefit	$5,029,146	$2,435,591	$3,684,522

The Group’s effective income tax rate differs from the statutory federal income tax rate primarily due to the change of the valuation allowance recorded against deferred tax assets, the utilization of prior year losses and certain offset items that are included in the loss from operations but are not deductible for taxation purposes.

The components of the Group’s deferred tax assets and liabilities as of December 31, 2011 and 2010 are as follows:

	2011	2010
Deferred tax assets
Net operating loss carry forwards	$55,847,389	$47,504,767
Other deferred tax assets	1,727,540	2,733,313

Total deferred tax assets	57,574,929	50,238,080

Deferred tax asset valuation allowance	(55,187,857)	(50,238,080)

Net deferred tax assets	$2,387,072	$—

Deferred tax liabilities	$19,868,716	$23,084,905

Management has reviewed the deferred tax assets separately for each jurisdiction and concluded, in accordance with applicable accounting standards, whether it is more likely than not that the Group will be able to fully realize the benefits of its deferred tax assets. In those jurisdictions where it is deemed more likely than not that the Group will be unable to fully realize the benefits of its deferred tax assets a full valuation allowance has been made for the deferred tax assets. However, where it is deemed that it is more likely than not that the Group will be able to fully realize the benefits of its deferred tax assets no valuation allowance has been made.

The Group has approximately $78,521,000 of US federal operating loss carry forwards that begin to expire in 2012 and $60,143,000 of Non-US net operating loss carry forwards that do not expire. Additionally, the Group has approximately $21,104,000 of acquired US federal net operating losses that are limited by Section 382 of the Internal Revenue Code. The Group also has approximately $1,946,000 of US federal tax credits that begin to expire in 2012. Utilization of the net operating loss carry forwards may be subject to limitations due to the changes in ownership provisions under S382 of the Internal Revenue Code and similar state provisions.

15.	Commitments and Contingencies

Operating Leases

Certain offices, equipment and vehicles are under operating leases that expire at various times until 2017. Lease expenses under all operating leases totaled $1,421,371 in the year ended December 31, 2011, $1,799,631 in the year ended December 31, 2010 and $1,900,132 in the year ended December 31, 2009.

The estimated lease expense of the current operating leases for each of the next five years is as follows:

Year ending:	$
December, 31 2012	938,250
December, 31 2013	557,907
December, 31 2014	474,862
December, 31 2015	236,395
December, 31 2016	200,724

Acquired Product Rights

The Group’s product rights and licenses often provide for all/some of the payment of up-front license fees paid on signing, further payments paid on the achievement of pre-determined regulatory and/or sales milestones and royalties based on sales. There may be further milestone payments in respect of these licenses, some of which may occur in the next year. However, because of the uncertainties surrounding the achievement of each of these milestones, none has been recognized as a liability in the accounts.

16.	Legal Matters

The Group is, from time to time, subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of any such current matters would not have a material effect on the Group’s financial condition, results of operations or liquidity.

17.	Other Related Party Transactions

In the year ended December 31, 2009 the Group expenses included $62,000 related to services received from a company associated with one of its shareholders, Essex Woodlands Health Ventures. On January 21, 2010, the Group obtained a $12,500,000 line of credit from its current investors (“Investors”) pursuant to which it may draw from the credit facility in one or more disbursements in exchange for unsecured, convertible promissory notes. On March 23, 2010 the Group drew down the full amount of the facility and received aggregate gross proceeds of $12,500,000 (note 10).